Exhibit 99.1

NEWS RELEASE

142 WEST 57TH STREET NEW YORK, N.Y. 10019

ANN TAYLOR ELECTS DALE HILPERT TO BOARD OF DIRECTORS

New York, New York, November 10, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that Dale Hilpert has joined its Board of Directors.

Mr. Hilpert is Chairman, Chief Executive Officer and President Footstar, Inc., a position he has held since January of this year. Prior to joining Footstar, he was CEO of Williams-Sonoma, Inc., where he led the company in significantly improving sales and profitability as well as expanding the chain. From 1995 to 2001, Mr. Hilpert was with Foot Locker, Inc., where he was named Chairman and Chief Executive Officer in 1999. Prior to that, he spent 17 years at May Department Stores, where he served in a variety of senior management positions including Chairman and CEO of its Payless Shoe Source division.

“We are delighted to welcome Mr. Hilpert to our Board of Directors,” commented J. Patrick Spainhour, Chairman and Chief Executive Officer. “He is well-known and well-respected in the retail industry, and his 35 years of experience in senior financial and operational positions make him a valuable addition to our Board.” he added.

Mr. Hilpert will bring the number of independent directors on Ann Taylor’s 10-person Board of Directors to 8. Mr. Hilpert will also serve as a member of the fully-independent Audit Committee.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 727 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 30, 2004.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the

Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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